Exhibit 4.5

TELECOM RESTRICTED SHARE SCHEME - 2012

TABLE OF CONTENTS

	PART I - PRELIMINARY AND INTERPRETATION	1
1	Preliminary	1
2	Interpretation	1
	PART II - OPERATION OF THE SCHEME	6
3	Offers	6
4	Loan	7
5	Acceptance	7
6	Transfer Date	8
7	KiwiSaver Scheme	9
	Employee Contribution	9
	Employee Contribution - Deemed Share Sale	10
	Employer Contribution	10
	Complete Acquisition	11
	Capital Return	11
	Clause 7 Paramount	12
8	Obligations of Nominee	12
	PART III - TERMINATION OF EMPLOYMENT	13
9	Sale and Repayment	13
	PART IV - CORPORATE EVENTS	17
	PART IV - CORPORATE EVENTS	17
10	Complete Acquisition, Fundamental Change, Business Sale	17
11	Early Transfer	17
12	Capital Changes	18
13	Capital Return	19
14	Other Adjustment	20
	PART V - GENERAL	21
15	No divestment	21
16	Administration of Scheme	21
17	Rights attaching to Shares	22
18	Amendment	22
19	Miscellaneous	22

Date: 19 July 2012

PART I - PRELIMINARY AND INTERPRETATION

1	Preliminary

1.1	This is the Telecom Restricted Share Scheme 2012.

1.2	This document applies to allocations to Participants made after 19 July 2012.

2	Interpretation

2.1	In this document, unless the context otherwise requires:

Allocated Shares means the number of Shares allocated to a Participant pursuant to clause 5.3

Allocation Date means the date on which Shares are, or are to be, allocated to a Participant (specified in the offer document)

Allocation Price means the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the date of issue or allocation

Board means the board of directors of Telecom from time to time

Bonus means a cash bonus from a Subsidiary for a Participant which, after first deducting tax at the highest marginal tax rate applying to the Participant, is equal to the Loan

Bonus Issue means any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the NZSX or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the NZSX is open for trading

Business Sale means, in respect of a Participant:

(a)	the Subsidiary by which that Participant is employed is disposed of to a person not a member of the Group; or

(b)	the business in which that Participant is employed is disposed of to a person not a member of the Group and the Participant, as a result of that disposal, becomes an employee of that person or of an associate of that person

TELECOM RESTRICTED SHARE SCHEME	2

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies

Complete Acquisition means any transaction or arrangement which has one of the following results:

(a)	all of the Shares held by the Nominee are compulsorily acquired by any person; or

(b)	all of the Shares are acquired by a person, or by a person and that person’s associates; or

(c)	all of the Shares are cancelled, cease to exist, or are transferred or exchanged, and in substitution for Shares the Nominee receives or is to receive cash, securities, or other benefits

Dividend means a payment of cash in respect of Shares which is not a Capital Return

Early Termination means:

(a)	cessation of a Participant’s Employment (unless the Participant immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

(b)	a Participant purporting to act in breach of clause 15.1; and/or

(c)	Telecom being put into liquidation (or suffering a similar event),

before the Transfer Date

Employee Contribution means a contribution to a KiwiSaver Scheme required to be deducted from a Bonus or part Bonus

Employer Contribution means a contribution to be made to a KiwiSaver Scheme by an employer of a Participant as a result of a Bonus or part Bonus being paid

TELECOM RESTRICTED SHARE SCHEME	3

Employment means employment by Telecom or a Subsidiary and Employed has a corresponding meaning

Event has the meaning given in clause 14

Excluded Shares means (subject to clause 11.4) at any date Participant’s Shares:

(a)	the Allocation Date of which was less than one year before that date; and

(b)	the Qualifying Date of which is more than one year after that date

Fundamental Change means the occurrence of one of the following events:

(i)	control of 50% or more of the voting rights in Telecom is held by one person or by one person and that person’s associates; or

(ii)	all or a material part of the business of the Group is disposed of to a person not a member of the Group by one transaction or a series of related transactions, or any reconstruction or merger affecting Telecom occurs (not being a Complete Acquisition), and as a result of that disposal, reconstruction, or merger there is in the opinion of the Board a change in the essential nature of the business of the Group, if (but only if) the Board determines that as a result of the occurrence of that event Shares held by the Nominee for Participants should be transferred to Participants

Group means Telecom and its subsidiaries

Initial Test Date means a date within 20 Business Days after the Qualifying Date, determined by the Board

KiwiSaver Scheme means a ‘KiwiSaver’ scheme under the KiwiSaver Act 2006

Lender means the Subsidiary providing the Loan

Loan means an interest-free loan to a Participant equal to the Total Price, reduced if applicable pursuant to clause 6.3, clause 9.4(e), clause 9.5(b)(ii) clause 9.5(c) or 13.1(b)

Nominee means the person appointed from time to time by Telecom to hold Shares on behalf of a Participant

Notification Date means the date the Board delivers a notice pursuant to clause 6.1

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NZSX means the main board New Zealand equity securities market operated by NZX Limited

Participant means an executive who is Employed

Participant’s Shares in respect of a Participant means the Shares held by the Nominee for that Participant

Performance Hurdle means the performance hurdle (if any) specified in the offer document

Qualifying Date means the Qualifying Date specified in the offer document or, if that date is not a Business Day, the first Business Day after such date

Redundancy means the termination of Employment of a Participant by reason of that Participant’s position becoming surplus to the Group’s requirements, or any other involuntary termination of a Participant’s Employment which the Board in its discretion determines constitutes redundancy, but does not include termination of Employment in the course of a Business Sale

Relevant Shares has the meaning given in clause 9.4(a)

Re-Test Date means a date within 20 Business Days after the Specified Date, determined by the Board

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration

Scheme means the Telecom Restricted Share Scheme 2012

Share means an ordinary share in Telecom

Shareholder means a holder of a Share

Shortfall has the meaning given in clause 7.3(b)

Specified Date means the Specified Date (if any) specified in the offer document or, if that date is not a Business Day, the first Business Date after such date, after which the Board will re-test achievement of a Performance Hurdle

Subsidiary means a subsidiary of Telecom

Telecom means Telecom Corporation of New Zealand Limited

Total Price means the aggregate value of Shares allocated, or to be allocated, to a Participant (specified in the offer document)

TELECOM RESTRICTED SHARE SCHEME	5

Transfer Date means the date on which Transferable Shares are, or are to be, transferred to a Participant and released from the Scheme, being:

(a)	the Notification Date after which a Share, to which a Performance applies, is determined by the Board pursuant to clause 6.1 or clause 9.5(a) (as the case may be) to be a Transferable Share; or

(b)	the Qualifying Date, if no Performance Hurdle applies in respect of a Share

Transferable Share means a Share:

(a)	that the Board has determined is to be transferred pursuant to clause 6.1 or clause 9.5(a) (as the case may be); or

(b)	in relation to which no Performance Hurdle applies

Unvested Share means (subject to clause 11.4) a Share, in relation to which a Performance Hurdle applies and the relevant Initial Test Date has passed, that the Board has determined pursuant to clause 6.1 or clause 9.5(a) (as the case may be) is not to be transferred on the Notification Date applicable to such Initial Test Date.

2.2	In the definitions of “Complete Acquisition” and “Fundamental Change” the expressions “associate”, “control” and “voting right” have the meaning in the Takeovers Code 2001.

2.3	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	a reference to apply includes apply under assignment or set off;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	if anything is required to be done on a day which is not a Business Day, then it shall be effectually done on the next Business Day;

TELECOM RESTRICTED SHARE SCHEME	6

(g)	a reference to the Scheme means the Scheme as amended from time to time;

(h)	a reference to a person includes its successors and permitted assigns; and

(i)	headings are inserted for convenience only and shall be ignored in interpretation.

PART II - OPERATION OF THE SCHEME

3	Offers

3.1	Telecom may offer under the Scheme Shares to a Participant.

3.2	A Participant will not (subject to clause 7) be required to pay any amount under the Scheme to Telecom or a Subsidiary from the Participant’s own funds.

3.3	Each offer (acceptance of which will be conditional on approval by Telecom) will be made in an offer document, and will:

(a)	specify the Total Price;

(b)	have attached a copy of the Scheme (unless the Participant has previously participated in the Scheme);

(c)	have attached a copy of an investment statement or any other disclosure document for the offer if required by applicable law;

(d)	specify the Allocation Date;

(e)	specify the Qualifying Date, the Performance Hurdle (if any) and the Specified Date (if any);

(f)	specify whether the Nominee will pay to the Participant any dividends on the Shares to which the offer relates;

(g)	have attached a loan agreement;

(h)	refer to Telecom’s internal procedures for insiders;

(i)	have attached a form requesting consent to acquire the Shares (if applicable), in terms of those procedures; and

(j)	specify the period during which the offer may be accepted.

TELECOM RESTRICTED SHARE SCHEME	7

4	Loan

4.1	The Lender will lend to the Participant (interest-free) the Total Price if Shares are to be allocated to the Participant.

5	Acceptance

5.1	A Participant who wishes to accept an offer of Shares must return to Telecom, within the time specified, and completed by the Participant:

(a)	the duly completed acceptance part of the offer document;

(b)	the form requesting consent to acquire the Shares, in terms of Telecom’s internal procedures for insiders (if applicable); and

(c)	the agreement for the Loan.

5.2	In accepting an offer of Shares, a Participant:

(a)	will be deemed to have directed the Lender to apply the Loan in payment to Telecom of the Total Price as payment for the Shares (this deemed direction discharging fully the Participant’s obligation to pay for the Shares);

(b)	will be deemed to have directed Telecom that the Shares be held under the Scheme on behalf of the Participant by the Nominee;

(c)	acknowledges that acceptance is conditional on approval by Telecom, and the Participant is bound by the Scheme; and

(d)	acknowledges that participation in the Scheme does not affect the terms of the Participant’s Employment. In no event will Telecom or a Subsidiary be deemed by making an offer or a Loan (as the case may be) or otherwise to have represented that a Participant’s Employment will continue until and/or beyond the Qualifying Date or the Transfer Date.

5.3	An acceptance will be invalid and of no effect if it would give rise to a Breach. If an acceptance does not give rise to a Breach, Telecom will if Telecom approves that acceptance:

(a)	determine the number of Shares (existing and/or new) to be allocated to the Participant by dividing the Total Price by the Allocation Price;

(b)	allocate the Shares to the Participant; and

(c)	send the Participant confirmation of the allocation and the Allocation Price.

TELECOM RESTRICTED SHARE SCHEME	8

6	Transfer Date

6.1	On the Initial Test Date and again on the Re-Test Date, the Board will:

(a)	determine whether a Share is to be transferred to a Participant and released from the Scheme by measuring performance against the Performance Hurdle (if any) applicable to the relevant Share; and

(b)	within two Business Days, notify the Participant in writing of the determination,

and those Shares which are determined to be Transferable Shares pursuant to clause 6.1(a) shall, in accordance with clause 6.2 (but subject to clause 6.3), be transferred to the Participant on the relevant Notification Date. If the Board determines on the Initial Test Date that no Shares are to be transferred to a Participant, all Shares will continue to be held under the Scheme on behalf of the Participant by the Nominee. For the avoidance of doubt, nothing in this clause 6.1 applies in respect of a Share in relation to which no Performance Hurdle applies.

6.2	Unless clause 6.3 applies, on the Transfer Date:

(a)	a Participant will be entitled to the Bonus;

(b)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan (this deemed direction discharging fully the Participant’s obligation to repay the Loan); and

(c)	the Nominee will (subject to clause 7) transfer to the Participant the Participant’s Shares.

6.3	This clause 6.3 shall apply where a notice given by the Board pursuant to clause 6.1 provides that the Board has determined that only some of a Participant’s Shares are Transferable Shares. If this clause 6.3 applies, then clause 6.2 shall not apply and on the relevant Notification Date:

(a)	the Participant will be entitled to part of the Bonus based on this formula:

part Bonus = Bonus x	A
B

where

A	is the number of the Participant’s Shares which the Board has determined in respect of the relevant Initial Test Date or Re-Test Date (as the case may be) are Transferable Shares

TELECOM RESTRICTED SHARE SCHEME	9

B	is the number of the Participant’s Allocated Shares

(b)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the part Bonus be applied in part repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus);

(c)	the Nominee will (subject to clause 7) transfer to the Participant the Participant’s Transferable Shares; and

(d)	the Participant’s Shares that are not Transferable Shares will not be transferred to the Participant by the Nominee and will, subject to clause 6.4, continue to be held under the Scheme on behalf of the Participant by the Nominee.

6.4	To the extent that on the Re-Test Date the Board has determined pursuant to clause 6.1 that some or all of a Participant’s Shares are not to be transferred to the Participant and released from the Scheme, such Participant will be deemed to have:

(a)	sold to the Nominee beneficial ownership of such Shares for a price equal to the Allocation Price of those Shares; and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant for such Shares in repayment of the Loan (this deemed direction discharging fully the Participant’s obligation to repay the Loan).

6.5	Nothing in this clause 6 applies to Shares to which clause 9.5 applies.

7	KiwiSaver Scheme

Employee Contribution

7.1	If an Employee Contribution is required to be deducted from a Bonus or part Bonus, Telecom shall notify the Participant to that effect and the Participant shall, within such time as Telecom specifies, elect either:

(a)	that the number of Shares to be transferred to the Participant be reduced to a number determined in accordance with the following formula:

N =	B – K
AP

TELECOM RESTRICTED SHARE SCHEME	10

Where

N = the reduced number of shares to be transferred to the Participant

B = the Bonus or part Bonus after deducting tax at the highest marginal tax rate applying to the Participant

K = the Employee Contribution

AP = the Allocation Price; or

(b)	that the Participant pay from the Participant’s own funds (which may be effected by way of deduction from the Participant’s salary) an amount equal to the Employee Contribution, in which case the number of Shares to be transferred to the Participant shall not be reduced.

If the Participant does not make an election within the time specified by Telecom, the Participant shall be deemed to have elected the alternative in clause 7.1(a).

Employee Contribution - Deemed Share Sale

7.2	If clause 7.1(a) applies, the Participant will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(a)	sold to the Nominee, at a price equal to the Allocation Price, beneficial ownership of a number of Shares equal to the difference between the number actually transferred to the Participant and the number which would have been transferred but for the application of clause 7.1(a); and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant under clause 7.2(a) in payment of the Employee Contribution. If, by reason of rounding of a number of Shares pursuant to clause 19.4, the amount due to the Participant is less than the Employee Contribution, Telecom shall pay the balance of the Employee Contribution.

Employer Contribution

7.3	If an Employer Contribution will be required to be made as a result of a Bonus or part Bonus being paid then, if Telecom so determines:

(a)	the amount of the Bonus or part Bonus shall be reduced by the amount of the Employer Contribution;

(b)	the Participant shall be required to repay the Loan by an amount equal to the shortfall in repayment of the Loan (as against the amount which would have been repaid if the reduction referred to in clause 7.3(a) had not been made (the “Shortfall”)), which repayment shall be funded in accordance with clause 7.3(c) or 7.3(d);

TELECOM RESTRICTED SHARE SCHEME	11

(c)	if the Participant elects, or is deemed to elect, the alternative in clause 7.1(a), the Participant will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(i)	sold to the Nominee beneficial ownership of a number of Shares the Allocation Price of which is equal to the Shortfall; and

(ii)	directed the Nominee to apply the amount due to the Participant under clause 7.3(c)(i) in reduction of the Loan. If, by reason of rounding of a number of Shares pursuant to clause 19.4, the amount due to the Participant is less than the Shortfall, Telecom shall pay the balance of the Shortfall;

(d)	if the Participant elects the alternative in clause 7.1(b), the Participant shall repay the Shortfall from the Participant’s own funds (which may be effected by way of deduction from the Participant’s salary).

Complete Acquisition

7.4	If a Complete Acquisition occurs, and the Participant elects, or is deemed to elect, the alternative in clause 7.1(a), then:

(a)	the number of Shares in respect of which the Participant is, pursuant to clause 11.1(b)(ii), to receive the consideration shall be a number calculated in accordance with clause 7.1(a), less (if an Employer Contribution is required to be made) a number calculated in accordance with clause 7.3(c)(i); and

(b)	if any Employer Contribution is required to be made, the Nominee will repay the Shortfall from the consideration received for the Participant’s Shares.

Capital Return

7.5	If a part Bonus is to be paid under clause 13.1(b)(iii) then the Participant shall not be required to make an election under clause 7.1, and:

(a)	the Nominee shall deduct from the amount payable to the Participant under clause 13.1(b)(ii):

(i)	any Employee Contribution; and

(ii)	any Shortfall; and

TELECOM RESTRICTED SHARE SCHEME	12

(b)	the Nominee shall repay the Shortfall.

Clause 7 Paramount

7.6	This clause 7 shall prevail over any other provision of this document. For the avoidance of doubt, this clause 7.6 does not prevent any amendment or alteration being made pursuant to clause 14 or clause 18.

8	Obligations of Nominee

8.1	The Nominee will:

(a)	hold in its name on trust for a Participant under the Scheme legal ownership of Shares allocated to the Participant;

(b)	in the case of Shares allocated to a Participant on or after the date referred to in clause 1.2, not pay to the Participant any dividends on those Shares, except to the extent (if any) specified in the offer document or any subsequent written instruction from Telecom;

(c)	waive its entitlement to receive dividends in respect of Shares held by the Nominee if instructed to do so in writing by Telecom. By participating in the Scheme, each Participant agrees that the Nominee may, without any recourse to or instruction from the Participant, waive the entitlement to receive dividends in respect of Shares allocated to a Participant; and

(d)	not exercise any voting rights attaching to Shares held by the Nominee.

TELECOM RESTRICTED SHARE SCHEME	13

PART III - TERMINATION OF EMPLOYMENT

9	Sale and Repayment

9.1	Where an Early Termination Event occurs in respect of a Participant, the Participant will be deemed (subject to clause 9.3) immediately before Early Termination to have:

(a)	sold to the Nominee for the Total Price beneficial ownership of the Participant’s Shares; and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant for the Shares in repayment of the Loan (this deemed direction discharging fully the Participant’s obligation to repay the Loan).

9.2	For the purpose of clause 9.1(a), Telecom and the Participant acknowledge that the Total Price is:

(a)	the value of the Shares; and

(b)	the lowest price they would have agreed for the Shares if payment had been required on the Allocation Date (being the time the first right in Shares was transferred for the purposes of the financial arrangements rules in the Income Tax Act 2007).

9.3	Where Early Termination:

(a)	is caused by the Participant’s death or Redundancy; and

(b)	occurs on or after the date half-way through the period from the Allocation Date to the Qualifying Date,

Telecom may (but has no obligation whatever to), subject to clause 9.4, arrange for the Participant an early entitlement to part of the Bonus based on this formula:

part Bonus = Bonus x	N
T

where

N	is the number of days from the Allocation Date to the date of Early Termination (both inclusive) provided that, where Early Termination occurs after the Qualifying Date, “N” shall be deemed to be the same number of days at “T”

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T	is the number of days from the Allocation Date to the Qualifying Date (both inclusive)

Where Telecom does so, the Participant will be deemed to have directed (with effect from the Allocation Date) that the part Bonus be applied in part repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus), and the Nominee will (subject to clause 7) transfer to the Participant the corresponding number of Shares it holds for the Participant (determined by dividing the part Bonus (after deducting tax at the highest marginal tax rate applying to the Participant) by the Allocation Price).

Clause 9.1 will otherwise apply to the balance of the Shares held by the Nominee for the Participant and the balance of the Loan.

9.4	Notwithstanding clause 9.3, if:

(a)	a Performance Hurdle applies to the Shares which would (but for this clause 9.4) be transferred to the Participant in accordance with clause 9.3 (“Relevant Shares”); and

(b)	at the date of Early Termination, the Relevant Shares are not Transferable Shares,

then:

(c)	clause 9.5 (and not clause 6) shall apply in respect of the Relevant Shares;

(d)	Telecom shall not pay the part Bonus, and the Relevant Shares will not be transferred, to the Participant in accordance with clause 9.3 until the Board determines in accordance with clause 9.5(a) that the Relevant Shares may be transferred to the Participant and released from the Scheme; and

(e)	the Participant will be deemed immediately before Early Termination to have:

(i)	sold to the Nominee beneficial ownership of the balance of the Shares held by the Nominee for the Participant for a price equal to the Allocation Price of those Shares; and

(ii)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant for such Shares in part repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of such amount due to the Participant).

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9.5	This clause 9.5 shall apply only where it is stated to apply pursuant to clause 9.4.

(a)	On the Initial Test Date (if the date of Early Termination precedes the Initial Test Date) and again on the Re-Test Date, the Board will:

(i)	determine whether a Relevant Share is to be transferred to a Participant and released from the Scheme by measuring performance against the Performance Hurdle (if any) applicable to that Relevant Share; and

(ii)	within two Business Days, notify the Participant in writing of the determination,

and those Relevant Shares which are determined to be Transferable Shares pursuant to clause 9.5(a)(i) shall, in accordance with clause 9.5(b) (but subject to clause 9.5(c)), be transferred to the Participant on the relevant Notification Date. If the Board determines on the Initial Test Date that no Relevant Shares are to be transferred to a Participant all Relevant Shares will continue to be held under the Scheme on behalf of the Participant by the Nominee.

(b)	Unless clause 9.5(c) applies, on the Transfer Date:

(i)	the Participant will be entitled to the part Bonus referred to in clause 9.3 (“Partial Bonus”);

(ii)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the Partial Bonus be applied in part repayment of the Loan (this deemed direction discharging fully the Participant’s obligation to repay the Loan to the extent of the after tax amount of the Partial Bonus); and

(iii)	the Nominee will (subject to clause 7) transfer to the Participant the Participant’s Relevant Shares.

(c)	This clause 9.5(c) shall apply where a notice given by the Board pursuant to clause 9.5(a) provides that the Board has determined that only some of a Participant’s Relevant Shares are Transferable Shares. If this clause 9.5(c) applies, then clause 9.5(b) shall not apply and on the relevant Notification Date:

(i)	the Participant will be entitled to part of the Partial Bonus based on this formula:

part Partial Bonus = Partial Bonus x	A
B

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where

A	is the number of the Participant’s Relevant Shares which the Board has determined in respect of the relevant Initial Test Date or Re-Test Date (as the case may be) are Transferable Shares

B	is the number of the Participant’s Relevant Shares

(ii)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the part Partial Bonus be applied in part repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of the after tax amount of the part Partial Bonus);

(iii)	the Nominee will (subject to clause 7) transfer to the Participant those of the Participant’s Relevant Shares which are Transferable Shares; and

(iv)	the balance of the Participant’s Relevant Shares that are not transferred to the Participant by the Nominee in accordance with clause 9.5(c) will, subject to clause 9.5(d), continue to be held under the Scheme on behalf of the Participant by the Nominee.

(d)	To the extent that on the Re-Test Date the Board has determined pursuant to clause 9.5(a) that some or all of a Participant’s Relevant Shares are not to be transferred to the Participant and released from the Scheme, the Participant will be deemed to have:

(i)	sold to the Nominee beneficial ownership of such Relevant Shares for a price equal to the Allocation Price of those Shares; and

(ii)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant for such Shares in repayment of the Loan (this deemed direction discharging fully the Participant’s obligation to repay the Loan).

9.6	A Participant who is to receive a Partial Bonus (or part thereof) pursuant to clause 9.5 shall provide such information (in such form and at such times) as may be requested by Telecom to in order to enable Telecom to comply with all of its legal obligations in relation to the KiwiSaver and related matters.

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PART IV - CORPORATE EVENTS

10	Complete Acquisition, Fundamental Change, Business Sale

10.1	If:

(a)	a Complete Acquisition or Fundamental Change occurs, clause 11.1 shall (subject to clause 11.2) apply in respect of all Participants and in respect of all Shares held by the Nominee for all Participants; or

(b)	a Business Sale occurs, clause 11.1 shall (subject to clause 11.2) apply in respect of Participants to which the definition of that term refers, and in respect of all Shares held by the Nominee for those Participants.

11	Early Transfer

11.1	If this clause 11 applies then (subject to clause 11.2):

(a)	the Participant will be entitled to the Bonus;

(b)	if a Complete Acquisition occurs:

(i)	the Participant will be deemed immediately before the Complete Acquisition to have transferred beneficial ownership of the Participant’s Shares to the Nominee, and directed (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan;

(ii)	the Nominee will (subject to clause 7.3) distribute as soon as practicable to the Participant all consideration received by the Nominee for the Participant’s Shares;

(c)	if a Fundamental Change or Business Sale occurs:

(i)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan;

(ii)	the Nominee will (subject to clause 7) transfer to the Participant the Participant’s Shares.

A deemed direction by the Participant referred to in clause 11.1(b)(i) or 11.1(c)(i) shall discharge fully the Participant’s obligation to repay the Loan.

The Nominee will not, on any offer for Shares, exercise any right conferred on it under applicable takeover laws.

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Excluded Shares and Unvested Shares

11.2	If on the occurrence of an event referred to in clause 10.1, the Nominee holds Excluded Shares or Unvested Shares for a Participant, clause 11.1 shall not apply in respect of those Excluded Shares and Unvested Shares, and

(a)	the Bonus payable to that Participant shall be reduced by the amount referred to in clause 11.3(b);

(b)	the references to the Participant’s Shares in clause 11.1 shall be deemed to exclude the Excluded Shares and the Unvested Shares; and

(c)	clause 11.3 shall apply in respect of the Excluded Shares and the Unvested Shares.

Treatment of Excluded Shares and Unvested Shares

11.3	Upon the occurrence of an event referred to in clause 10.1, each relevant Participant will be deemed to have:

(a)	sold to the Nominee beneficial ownership of the Participant’s Excluded Shares and Unvested Shares for a price equal to the Allocation Price of those Excluded Shares and Unvested Shares; and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Participant for the Excluded Shares and the Unvested Shares toward repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of that amount).

Board Discretion

11.4	The Board may at any time in its discretion determine (either generally or in respect of specific Participants or specific categories of Shares) that Shares which would otherwise be Excluded Shares or Unvested Shares in terms of the definitions of those terms, are not to be treated as Excluded Shares or Unvested Shares (as the case may be).

12	Capital Changes

12.1	If:

(a)	a Rights Offer occurs, the Nominee shall not accept that Rights Offer, but shall, if in the opinion of the Board it is practicable to do so, dispose of the Nominee’s rights under that Rights Offer, and account to each Participant for the consideration received on that disposal attributable to that Participant’s Shares other than Unvested Shares (less all expenses of that disposal);

TELECOM RESTRICTED SHARE SCHEME	19

(b)	a Bonus Issue occurs, the Nominee shall hold the securities or other benefits received by the Nominee in respect of a Participant’s Shares for that Participant, and those rights or other benefits shall be deemed to form part of the Participant’s Shares provided that any Shares received by the Nominee in respect of Unvested Shares shall deemed to also be Unvested Shares;

(c)	a Capital Return occurs, clause 13 shall apply; or

(d)	any other Capital Change occurs, that Capital Change shall be dealt with in accordance with clause 14.

13	Capital Return

13.1	On the occurrence of a Capital Return, if that Capital Return is on the basis that:

(a)	holders of Shares may elect whether or not to participate in it, the Nominee shall elect not to participate in it in respect of all Participant’s Shares;

(b)	it applies to all holders of Shares, without any election by holders of Shares:

(i)	the number of Shares held by the Nominee for each Participant shall be reduced by the same ratio as the total number of Shares is reduced on the Capital Return;

(ii)	the Nominee shall (subject to clause 7.5) pay to each Participant the amount received by the Nominee on the Capital Return in respect of that Participant’s Shares;

(iii)	the Participant will be paid part of the Bonus based on this formula:

part Bonus = Bonus x	A
B

Where

A	is the number of the Participant’s Shares which are cancelled on the Capital Return;

B	is the total number of the Participant’s Shares before the Capital Return; and

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(iv)	the Participant will be deemed to have directed (with effect from the Allocation Date) that the part Bonus be applied in part repayment of the Loan (this deemed direction discharging the Participant’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus).

14	Other Adjustment

14.1	If:

(a)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, Participants, Telecom, the Nominee, or the Lender, in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to Participants or to Telecom or to both, the Board may make such alterations to the rights, obligations, or benefits of Participants, Telecom, the Lender and/or the Nominee, and/or take or cause Telecom, the Lender, and/or the Nominee to take, such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event. In making any decision under this clause in respect of a Capital Return, if it is intended that that return of capital constitutes a pro rata cancellation for the purposes of the Income Tax Act 2007, the Board shall have due regard to that requirement.

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PART V - GENERAL

15	No divestment

15.1	A Participant may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in a Share held by the Nominee for the Participant (except as required by the Scheme).

15.2	Clause 9.1 will apply on any purported transfer, assignment, other disposition or creation of interest in breach of clause 15.1 (and the purported transfer, assignment, disposition or creation will be void).

16	Administration of Scheme

16.1	The Board will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on Participants, Telecom, the Nominee and the Lender and shall not be capable of being challenged or appealed.

16.2	Without limiting clause 16.1, the Board may determine in its sole discretion:

(a)	whether a Fundamental Change has occurred; and

(b)	the date on which a Complete Acquisition or Fundamental Change occurred.

16.3	In the event of any actual or alleged conflict or inconsistency between the terms and conditions of this Scheme and any offer letter the Board will determine which document shall prevail in accordance with clause 16.1.

16.4	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to “Telecom” and the “Board” will be construed accordingly.

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17	Rights attaching to Shares

17.1	Shares allocated to a Participant will rank equally with all other Shares at the Allocation Date, except for any dividend or other benefit in respect of Shares with a record date before the Allocation Date.

18	Amendment

18.1	Telecom may from time to time, subject to clause 18.2:

(a)	vary any term of a Participant’s participation in the Scheme, with the agreement of the Participant; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of Participants are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of Participants, Telecom, and/or shareholders of Telecom; or

(c)	terminate the Scheme.

18.2	Telecom:

(a)	may not amend the Scheme (or vary any term of a Participant’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme (or vary any term of a Participant’s participation in the Scheme) if Telecom considers that this would avoid giving rise to a Breach or cure an existing Breach.

18.3	Telecom will give notice of any amendment to or termination of the Scheme to all Participants affected.

19	Miscellaneous

19.1	Notwithstanding any other provision of the Scheme, the issue, allocation and transfer of Shares shall at all times be subject to compliance with insider trading and related restrictions and Telecom’s internal procedures for insiders.

19.2	References (direct or indirect) in the Scheme to actions or obligations of a Subsidiary (including the Lender) or the Nominee impose an obligation on (and enforceable against) Telecom to procure performance of those actions or obligations. A Subsidiary, the Lender and the Nominee may be one or more persons.

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19.3	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 18).

19.4	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Participant.

19.5	The Scheme represents all of the terms on which Shares are allocated under the Scheme, except those which Telecom implies to give effect to the Scheme.

19.6	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

19.7	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

19.8	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(a)	the addresses and facsimile numbers of Telecom and a Participant are those set out in the offer document; and

(b)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(c)	at the time of delivery, if delivered by hand;

(d)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(e)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

19.9	The Scheme and the Loan will be governed by and construed in accordance with New Zealand law.